Exhibit 99.1
Cyberkinetics Announces Results for Fiscal Quarter and Year Ended December 31, 2005
FOXBOROUGH, Mass.—(BUSINESS WIRE)—March 22, 2006—Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN; “Company;” “Cyberkinetics”), today released financial results for the fourth quarter and year ended December 31, 2005, and provided updates on the Company’s progress on key development programs, as well as recent developments.
“In 2005, Cyberkinetics continued to execute its vision to build a leading neurotechnology company through the achievement of strategic corporate development, financial, clinical and product development milestones,” stated Timothy R. Surgenor, President and Chief Executive Officer of Cyberkinetics. “Our recent acquisition of Andara’s groundbreaking neural stimulation technology in February 2006 now uniquely positions Cyberkinetics with both neural sensing and neural stimulation capabilities for addressing central nervous system injuries, diseases and conditions.”
Surgenor continued “We have also aggressively pursued financing strategies that provide sufficient resources to conduct ongoing clinical trials of the BrainGate System and to launch the NeuroPort System in 2006. We raised $11.4 million in a private financing, restructured our debt and secured an NIH-funded subcontract from Case Western Reserve University to support BrainGate development. We are currently finalizing our subcontract under the Case Western NIH grant and anticipate the start of recognizing initial revenue from that program in 2006.
“Our efforts during 2005 have positioned us to achieve important milestones in 2006” added Surgenor. “We increased total enrollment in our ongoing pilot trials of the BrainGate System to four participants and look forward to reporting on those results in 2006. We also completed a substantial upgrade of our manufacturing facility in preparation for the launch of the NeuroPort System in 2006. The FDA is currently reviewing our application for a Humanitarian Use Device designation on the Andara OFS Device. If this designation is granted, we expect to file an application for a Humanitarian Device Exemption in 2006 for the Andara OFS Device, which is intended to treat acute spinal cord injuries.”
Total revenues for the three months ended December 31, 2005, were $283,000 as compared to $452,000 for the three months ended December 31, 2004. Product sales for the three months ended December 31, 2005 were $283,000 as compared to $227,000 for the three months ended December 31, 2004. Grant income for the three months ended December 31, 2004 was $224,000. There was no grant income during the three months ended December 31, 2005. The decrease in grant income resulted from the anticipated completion of a majority of our existing Small Business Innovative Research (“SBIR”) contracts during 2005. The Company expects to begin to recognize revenue from the Case Western NIH grant program in 2006. The net loss applicable to common stockholders for the three months ended December 31, 2005, was $2,285,000, or $0.09 per share, based on 25,803,000 weighted-average common shares outstanding, as compared to $2,719,000, or $0.19 per share, for the three months ended December 31, 2004, based on 14,162,000 weighted-average common shares outstanding. Weighted-average common shares outstanding increased primarily as a result of the issuance of 2,000,000 and 9,836,000 shares of common stock in connection with private placements in November 2004 and September 2005, respectively.
Total revenues for the year ended December 31, 2005, were approximately $1,059,000 as compared to $1,537,000 for the year ended December 31, 2004. Product sales for the year ended December 31, 2005 were approximately $779,000 as compared to $653,000 for the year ended December 31, 2004. Product sales in the year ended December 31, 2005, included the first sale of a custom NeuroPort System unit. Grant income for the year ended December 31, 2005 was approximately $280,000 as compared to $884,000 for the year ended December 31, 2004. The net loss applicable to common stockholders for the year ended December 31, 2005, was approximately $9,326,000, or $0.51 per share, based on 18,387,000 weighted-average common shares outstanding, as compared to $7,716,000, or $1.16 per share, for the year ended December 31, 2004, based on 6,660,000 weighted-average common shares outstanding. Weighted-average common shares outstanding increased primarily as a result of the conversion of 9,419,000 shares of

Series A Redeemable Convertible Preferred Stock in connection with the October 2004 reverse merger, as well as the issuance of 2,000,000 and 9,836,000 shares of common stock in connection with private placements in November 2004 and September 2005, respectively.
At December 31, 2005, the Company had cash and cash equivalents of approximately $11,346,000. In September 2005 the Company raised $10,661,000 in net proceeds from the issuance of 9,836,000 shares of common stock in a Private Placement and issued warrants to purchase another 5,052,000 shares of common stock at $1.60 per share.
Fourth Quarter and Recent Operational Highlights
BrainGate™ System — Direct Brain-Computer Interface for Communication and Control of Other Devices
--	In October 2005, Cyberkinetics was awarded a subcontract from Case Western Reserve University (Case) funded by the National Center for Medical Rehabilitation Research (NCMRR), a component of the National Institute of Child Health and Human Development (NICHD). According to the subcontract award, Cyberkinetics will receive up to $2.3 million over a five-year period to develop a neuroprosthetic system using the BrainGate System to operate the limb movement technology developed at Case and the Cleveland FES (Functional Electrical Stimulation) Center. The goal of the joint development is to restore partial arm and hand function to individuals with extensive paralysis due to high cervical spinal cord injury.

--	In November 2005, Company researchers and collaborators presented data at the Society for Neuroscience that included the finding that many neural (brain) signals, including signal patterns related to shoulder, arm, wrist and hand movement, can be detected, transmitted, and analyzed by the BrainGate System. Preliminary data from the second participant were obtained after Cyberkinetics successfully engineered a mechanical solution to a defect in the external connector portion of the implanted device. Following the repair, the participant demonstrated the ability to control the neural signals and results indicated that the use of certain techniques can improve the level of control. Finally, a specific type of signal called a “Local Field Potential” appears to contain important information about intended movement including the ability to predict the participant’s “intention” to move moments before movement begins. Data related were also presented concerning an automated software element that is a critical building block for the Company’s M*Power™ Controller System (M*Power™ Controller). The M*Power software may, ultimately, enable a person to operate the BrainGate System without the assistance of a specially trained technician.

--	In February 2006, Cyberkinetics announced that a total of four participants had been enrolled in two pilot trials of the BrainGate System, including three participants in the trial for those with Spinal Cord Injury, Muscular Dystrophy and stroke and one participant in the trial for those with ALS

(amyotrophic lateral sclerosis or Lou Gehrig’s disease) and other motor neuron diseases.
The Andara OFS Device Technology — Repair Neural Damage Resulting from Spinal Cord Injury
--	In February 2006, through the acquisition of privately owned Andara Life Science, Inc. (Andara), Cyberkinetics gained rights to the Andara Oscillating Field Stimulator (OFS) Device developed by researchers at Purdue University and Indiana University. In preclinical studies the Andara OFS has shown the ability to regenerate nerve fibers and restore function after acute spinal cord injuries, Published results of a ten-patient trial in those with acute spinal cord injuries indicated that the device has the potential to restore sensation and some limb movement in those who would otherwise not be expected to improve from their injuries.

--	The Company’s Humanitarian Use Device (HUD) designation filing is under review by the U.S. Food and Drug Administration (FDA). Upon the anticipated receipt of the HUD designation by the FDA, Cyberkinetics expects to file a Humanitarian Device
Exemption application in 2006.

--	Through the acquisition of Andara, Cyberkinetics also obtained rights to second-generation OFS Device technology that includes the administration of a therapeutic factor in combination with electrical stimulation. Researchers and the Company believe, based on a preclinical study, that the combination therapy could enable treatment of chronic, or older, spinal cord injuries as well as other injuries to nervous system tissues, such as peripheral nerve damage, strokes and traumatic brain injuries.
About Cyberkinetics Neurotechnology Systems, Inc.
Cyberkinetics Neurotechnology Systems, Inc., a leader in the neurotechnology industry, is developing neural stimulation, sensing and processing technology to improve the lives of those with severe paralysis resulting from spinal cord injuries, neurological disorders and other conditions of the nervous system. Cyberkinetics’ product development pipeline includes: the FDA-approved NeuroPort™ System, a neural monitor designed for acute inpatient applications and labeled for temporary (less than 30 days) recording and monitoring of brain electrical activity; the Andara Oscillating Field Stimulator™ (OFS) Device, designed to stimulate regeneration of the neural tissue surrounding the spinal cord; and the BrainGate™ System, designed to provide communication and control of a computer, assistive devices, and, ultimately, limb movement. Additional Information is available at Cyberkinetics website at http://www.cyberkineticsinc.com.
Forward-Looking Statements
This announcement contains forward-looking statements, including statements about Cyberkinetics’ product development plans and progress, potential development of proprietary inventions and benefits that may be realized by certain research programs. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of our future performance. Factors that might cause or contribute to such differences include our limited operating history; our lack of profits from operations; our ability to successfully develop and commercialize our proposed products; a lengthy approval process and the uncertainty of FDA and other governmental regulatory requirements; clinical trials may fail to demonstrate the safety and effectiveness of our products; the degree and nature of our competition; our ability to employ and retain qualified employees; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; as well as those risks more fully discussed in our public filings with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond our control.
Financial results for the quarter and year ended December 31, 2005 are summarized in the tables below.
Cyberkinetics Neurotechnology Systems, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Product sales	$282,618	$227,475	$778,566	$652,875
Grant income	—	224,287	280,217	883,794

Total revenues	282,618	451,762	1,058,783	1,536,669

Operating expenses:
Cost of product sales	91,035	61,684	187,877	262,984
Research and development	1,303,786	2,150,346	5,587,375	4,308,571
Sales and marketing	85,236	72,655	331,094	297,544
General and administrative	1,054,917	882,991	4,049,796	3,747,127

Total operating expenses	2,534,974	3,167,676	10,156,142	8,616,226

Operating loss	(2,252,356)	(2,715,914)	(9,097,359)	(7,079,557)

Other income (expense):
Interest income	116,195	12,070	177,698	39,621
Interest expense	(148,383)	(15,418)	(406,204)	(50,656)

Other expense, net	(32,188)	(3,348)	(228,506)	(11,035)

Net loss	$(2,284,544)	$(2,719,262)	$(9,325,865)	$(7,090,592)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	—	—	(625,149)

Net loss attributable to common stockholders	$(2,284,544)	$(2,719,262)	$(9,325,865)	$(7,715,741)

Basic and diluted net loss attributable to common stockholders per common share	$(0.09)	$(0.19)	$(0.51)	$(1.16)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	25,803,346	14,161,940	18,386,809	6,660,318

Cyberkinetics Neurotechnology Systems, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	December 31	December 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$11,346,372	$5,232,641
Other current assets	1,051,038	726,664
Net property and equipment	619,433	549,927
Other assets	348,545	246,871

Total assets	$13,365,388	$6,756,103

Liabilities and stockholders’ equity
Current liabilities	2,158,810	1,308,245
Long-term liabilities	2,864,327	365,528

Stockholders’ equity:
Common stock, $0.001 par value	27,158	16,939
Additional paid-in-capital	31,112,108	17,835,622
Common stock held in escrow	(13,000)	(13,000)
Deferred stock-based compensation	(786,364)	(85,445)
Accumulated deficit	(21,997,651)	(12,671,786)

Total stockholders’ equity	8,342,251	5,082,330

Total liabilities and stockholders’ equity	$13,365,388	$6,756,103

CONTACT:	Cyberkinetics Neurotechnology Systems, Inc.
Elizabeth A. Razee, 508-549-9981, Ext. 109
Manager, Corporate Communications
or
The Investor Relations Group:
Jordan Silverstein, Investor Relations
Kevin Murphy, Media Relations
212-825-3210

SOURCE:	Cyberkinetics Neurotechnology Systems, Inc.